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                                                                    EXHIBIT 10.2


                                 June 6, 1996



TransTexas Gas Corporation
1300 East North Belt
Houston, Texas 77032-2949

Attention:  Ed Donahue
            Vice President, C.F.O.

Gentlemen:

    This letter agreement (together with the Exhibits, this "Master Agreement") sets forth the terms and conditions pursuant to which AIG Trading Corporation ("AIG") and TransTexas Gas Corporation ("Counterpart") may, from time to time, enter into Swap Transactions (as defined below) involving the price of natural gas ("Commodities"). Unless defined elsewhere in this Master Agreement, terms used in this Master Agreement shall have the respective meanings set forth in Exhibit A.

    1.   Terms of & Responsibility for Swap Transactions
         -----------------------------------------------

    1.1 The letter agreement, dated April 6, 1995, setting forth certain terms and conditions governing Swap Transactions between the parties is hereby terminated, effective immediately. Nothing in this Master Agreement shall require either party to enter into any Swap Transactions, but each Swap Transaction between the parties (whether originally subject to such April 6 agreement or entered into before, on or after the date of this Master Agreement) shall be governed by this Master Agreement.

    1.2 This Master Agreement and all Swap Transactions (collectively, this "Agreement"), together with the Specified Agreements, constitutes one integrated contract. The parties acknowledge that this Master Agreement, each Swap Transaction and each Specified Agreement is each being entered into in reliance on the fact that this Agreement and the other Specified Agreements constitute a single agreement between the parties (and, to the extent applicable, TTC) and the parties agree that they would not otherwise have entered into this Master Agreement, any Swap Transactions or any Specified Agreements.

    1.3 For each Swap Transaction entered into, the parties shall agree on the following terms: (a) the relevant Commodity or Commodities; (b) the Base Quantity of each Commodity; (c) the Pricing Period or Periods; (d) the Fixed Price, if applicable; (e) the Floating Price; (f) the Fixed Price Payor and Floating Price Payor; (g) the transaction fee, if any, and the party to which it is to be paid; and (h) any other specific terms as they determine (which, at the parties' election, may include, without limitation, a Fallback Price). A Swap Transaction is entered into upon agreement of the parties, by telephone, telecopier or otherwise, notwithstanding the failure of the parties to send or agree upon the Confirmation (as defined below) for that Swap Transaction as provided in paragraph 1.4.

    1.4 AIG shall confirm each Swap Transaction entered into by issuing a telecopier confirmation in substantially the form of the Annex to Exhibit A (a "Confirmation"). AIG agrees to use all reasonable efforts to send a Confirmation for each Swap Transaction within three business days after it is entered into. However, if AIG fails to send a Confirmation for any Swap Transaction within such three business day period, Counterpart may send a Confirmation for that Swap Transaction to AIG. Unless objected to within two business days after receipt, each Confirmation is final and binding upon the parties, absent manifest error.

    2.   Swap Transaction Payments
         -------------------------

    2.1 AIG shall determine the Average Floating Price and Floating Price Amount for each Pricing Period and advise Counterpart thereof by no later than the third business day after the end of such Pricing Period. The Net Payment for each Pricing Period shall be paid as follows:

(a) if there is a Fixed Price, by the Floating Price Payor if the Floating Price Amount exceeds the Fixed Price Amount and by the Fixed Price Payor if the Fixed Price Amount exceeds the Floating Price Amount. No Net Payment shall be made if the Fixed Price Amount equals the Floating Price Amount;

(b) if there is a Cap Price or a Floor Price, by the appropriate party paying the Net Payment if the Floating Price is greater than the Cap Price or less than the Floor Price. No Net Payment shall be made if the Floating Price is greater than or equal to the Floor Price or less than or equal to the Cap Price; and

    (c) if there are two Floating Prices, by the party owing the larger Floating Price Amount. No Net Payment shall be made if the two Floating Price Amounts are equal.

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    2.2  The party obligated to make the Net Payment, if any, shall pay such amount to the other party on the fifth business day following the end of each Pricing Period unless the parties agree to a different date (a "Payment Date"). Each Net Payment shall be made without offset, deduction, discount or counterclaim (subject to Section 3 and except as otherwise expressly provided in this Master Agreement or any Specified Agreement). No deliveries are required or permitted under any Swap Transaction.

    3.   Non-Performance
         ---------------

    3.1 Notwithstanding any other provision of this Agreement or any other agreement between or involving the parties, a default (each an "Event of Default") shall occur (after giving effect to any applicable notice or grace period provided for below) in the event either party (the "Defaulting Party") shall:

    (a) become bankrupt or insolvent, however evidenced, or be unable to pay its debts as they fall due,

    (b) file a petition or otherwise commence a proceeding under any bankruptcy, insolvency, reorganization or similar law or have any such petition filed or proceeding commenced against it,

    (c) have a liquidator, administrator, receiver or trustee appointed with respect to it or any substantial portion of its property or assets,

    (d) fail to pay any obligation, or provide or return any Margin, to the other party (the "Performing Party") when due under this Agreement, if such failure is not cured within twenty-four hours (but at least one business day) after notice from the Performing Party,

    (e) fail to perform any obligation to the Performing Party when due or otherwise Breach any other covenant or agreement (other than an obligation, covenant or agreement referred to in paragraph 3.1(d) or, in the case of Counterpart, 3.1(g)) under this Agreement (including, without limitation, covenants which are incorporated in this Agreement by reference), if such failure is not cured within one business day after notice from the Performing Party, provided that if such failure or Breach does not affect the Defaulting Party's ability to perform any material obligation to the Performing Party, then such failure or Breach shall not be an Event of Default under this Agreement unless the Defaulting Party has failed to cure the same within five business days after notice from the Performing Party, or

    (f) fail to provide adequate assurance of its ability to perform all of its outstanding obligations to the Performing Party under this Agreement or any Specified Agreement, within 48

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hours (but at least one business day) of a demand therefor when the Performing
Party has reasonable grounds for insecurity.

In addition, an Event of Default shall also occur (in which case Counterpart is the Defaulting Party and AIG is the Performing Party) if Counterpart shall:

    (g) fail to perform any obligation set forth in or otherwise Breach paragraphs 5.2(a), 5.2(d)-(j), 7.4 or 9.8,

    (h) Breach any Specified Agreement, each as currently in effect or as amended, supplemented or replaced after the date of this Master Agreement, if such Breach is not cured within one business day after notice from the Performing Party, provided that if such Breach does not affect the Defaulting Party's ability to perform any material obligation to the Performing Party, then such Breach shall not be an Event of Default under this Agreement unless the Defaulting Party has failed to cure the same within five business days after notice from the Performing Party,

    (i) Breach the Indenture or any Indenture Related Agreement, each as currently in effect or as amended, supplemented or replaced after the date of this Master Agreement, and as a result of which (i) any obligation becomes due and payable or is required to be performed before it would otherwise have been due, or (ii) a party exercises remedies, provided that a written waiver of any such Breach by all parties to the relevant agreements required to grant such waiver shall constitute a waiver for purposes of this Agreement for the same period,

    (j) have an event occur under one or more agreements or instruments relating to Debt which has resulted in an amount of at least $5 million becoming due and payable under such agreements or instruments before it would otherwise have been due or payable, or have an event occur under any Trading Transaction as a result of which there occurs a liquidation, acceleration or early termination of such Trading Transactions (other than by mutual agreement) in respect of which Counterpart owes a settlement payment of at least $5 million,

    (k) have an event (other than a Permitted Encumbrance or an event described in paragraph 3.1(o)) occur as a result of which any Person having an interest in any Margin (whether or not subordinate to the interest of AIG) could, as a result, foreclose on or otherwise enforce any Lien on or other right or interest of any kind in or to any part of such Margin,

    (l) make any representation or warranty under paragraph 4.2(c) which is untrue in any respect as of when made or deemed made,

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    (m) make any representation or warranty in this Agreement (other than a representation or warranty referred to in paragraph 3.1(l)) or any Specified Agreement which is untrue in any material respect as of when made or deemed made (except that if a statement in any such representation or warranty expressly includes a standard of materiality, an Event of Default shall occur if such statement is untrue in any respect as of when made or deemed made giving effect to such standard), provided that an Event of Default shall not occur under this paragraph 3.1(m) with respect to paragraph 4.2(b) solely as a result of an event referred to in paragraph 3.1(o) (but such event can constitute an Event of Default under paragraph 3.1(o) if it is the type of event defined as such under paragraph 3.1(o)),

    (n) consolidate with or merge with or into any other Person, or, directly or indirectly, sell, lease, assign, transfer or convey all or substantially all of its assets (computed on a consolidated basis), to another Person or group of Affiliated Persons, whether in a single transaction or through a series of related transactions, if either (i) at the time or within 120 days after such transaction, the rating of Counterpart's senior long-term debt (secured or unsecured) is downgraded by Standard & Poor's Corporation, Inc. or Moody's Investors Service, Inc. (or any successor rating agencies to either such entity) to a rating below that which existed immediately prior to the time such transaction is publicly announced, or (ii) such transaction does not comply with
Article V of the Indenture, or

    (o) have entered against it a final judgment or judgments not covered by insurance for the payment of money, or the issuance of any warrant or order of attachment against any portion of the property or assets of Counterpart, which, in the aggregate, equal or exceed $10 million at any one time by a court or courts of competent jurisdiction which are not stayed, bonded or discharged within thirty days of the entering, issuance or attachment thereof or, in the case of any such final judgment which provides for payment over time, which shall so remain unstayed, unbonded or undischarged beyond any applicable payment date provided therein.

In addition, an Event of Default shall also occur (in which case Counterpart is the Defaulting Party and AIG is the Performing Party) if:

    (p) the Trustee shall give (or purport to give) a notice to AIG under
Section 3(a) of the Subordination Agreement.

The specific enumeration of certain events in paragraph 3.1(g)-(p) or the occurrence of any such event does not limit either party's rights under paragraph 3.1(f). Notwithstanding the provisions of paragraphs 3.1(g)-(i), (k) or (m), an Event of Default shall not occur under any of such paragraphs if (x) such

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event is Counterpart's failure to perform a covenant or other agreement under this Agreement or a Specified Agreement which relates specifically to Other Collateral or such event is Counterpart's having made a representation or warranty under this Agreement or a Specified Agreement which relates specifically to Other Collateral and which is untrue in any respect, and (y) such event, together with all other such events in respect of such paragraphs which have occurred and are continuing, reduce Property Value by no more than $10 million; provided that, if an event referred to in this sentence does not relate only to Other Collateral, then such event, to the extent it does not relate to Other Collateral, can constitute an Event of Default if it is the type of event which is defined as such.

    3.2 If an Event of Default occurs, then the Performing Party shall have the right immediately, without any prior notice to the Defaulting Party (other than as expressly provided in paragraph 3.1), and at any time or times thereafter, to terminate and liquidate any or all Swap Transactions then outstanding by:

    (a) closing out and terminating each Swap Transaction being liquidated, so that such Swap Transaction is canceled, and calculating a Settlement Payment for such Swap Transaction payable to one party from the other, as appropriate, and any Breakage Costs incurred by the Performing Party, and

    (b) setting off (A) all such Settlement Payments owing to the Defaulting Party, plus any Funds held as Margin by the Performing Party in connection with this Agreement, plus (at the Performing Party's election) any or all other amounts due to the Defaulting Party under this Agreement, against (B) all such Settlement Payments owing to the Performing Party, plus any Funds held as Margin by the Defaulting Party in connection with this Agreement, plus any or all Breakage Costs, plus (at the Performing Party's election) any or all other amounts due to the Performing Party under this Agreement, so that all such amounts shall be netted to a single liquidated amount payable by one party to the other.

Such net amount shall be paid by the close of business in New York on the next business day.

    3.3 The Performing Party's rights under this Section 3 shall be in addition to, and not in limitation or exclusion of, any other rights which the Performing Party may have (whether by agreement, operation of law, in equity or otherwise and including, without limitation, foreclosure of Liens on Other Collateral in favor of the Performing Party under any Specified Agreement). After an Event of Default occurs, (a) the Performing Party may from time to time exercise its right to

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terminate and liquidate Swap Transactions, (b) the Performing Party may suspend its payments under Section 2 pending a liquidation or setoff under this Section 3, and (c) the Defaulting Party is responsible for all reasonable costs and expenses incurred by the Performing Party as a result of an Event of Default (including, without limitation, reasonable attorneys' fees and disbursements).

    3.4 If an Event of Default occurs, the Performing Party (at its election) may set off any or all amounts which the Defaulting Party owes to it (whether under this Agreement or otherwise and whether or not then due) against any or all amounts which it owes to the Defaulting Party (whether under this Agreement or otherwise and whether or not then due); provided that any amount not then due which is included in such setoff shall be discounted to present value as at the time of setoff (to take account of the period between the time of setoff and the date on which such amount would otherwise have been due) at the applicable rate for that period determined by the Performing Party in any commercially reasonable manner.

    3.5 Prior to or within a reasonable time after commencing a liquidation under paragraph 3.2, the Performing Party shall use reasonable efforts to notify the Defaulting Party that such liquidation has commenced. However, the Performing Party's failure to give such notice shall not be an Event of Default under this Agreement and shall not in any manner affect the validity or effectiveness of any such liquidation.

    3.6 After an Event of Default has occurred in respect of which Counterpart is the Defaulting Party, Counterpart will not make any payment on the Notes.

    4.   Representations & Warranties
         ----------------------------

    4.1 Each party represents and warrants to the other party, on the date of this Master Agreement, at the time it enters into each Swap Transaction and (in the case of paragraphs 4.1(a) and (b) only) at all times until this Agreement has been terminated and (in the case of Counterpart) until it has indefeasibly satisfied in full all of its obligations to AIG under this Agreement and each Specified Agreement, that (a) it possesses all corporate power and authority and, to the extent applicable, all corporate, regulatory and other approvals necessary to enter into and perform this Agreement and each Specified Agreement,
(b) each of this Agreement and each Specified Agreement constitutes its valid and binding agreement enforceable against it in accordance with its terms, (c) each Swap Transaction entered into is undertaken in conjunction with a line of business of such party, and (d) it is an "eligible swap participant" as defined in Section 35.1(b) of the Regulations of the Commodity Futures Trading Commission.

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

    4.2 Without limiting paragraph 4.1, Counterpart represents and warrants to AIG, on the date of this Master Agreement and at all times until this Agreement has been terminated and Counterpart has indefeasibly satisfied in full all of its obligations to AIG under this Agreement and each Specified Agreement, that:

    (a) except as provided in Schedule 4.2(a), the execution, delivery and performance (including, without limitation, the entry into Swap Transactions and each provision of Margin) by Counterpart of and under this Agreement and each Specified Agreement does not and will not cause Counterpart to be in Breach of any other agreement (including, without limitation, the Indenture or any Indenture Related Agreement, each as currently in effect or as amended, supplemented or replaced after the date of this Master Agreement) or any law, regulation, order or court process or decision, to which it is a party or by which it or a material portion of its properties are bound or affected,

    (b) except as provided in Schedule 4.2(b), subject to Permitted Encumbrances and notwithstanding any title opinion to the contrary, (i) AIG's interest in the Other Collateral is a first priority, perfected Lien on all Other Collateral,
(ii) no event has occurred as a result of which any Person could cause Counterpart's interest in the Other Collateral to terminate or be forfeited or released, other than as the result of any cessation of production that was not caused or permitted to occur by Counterpart's failure to act as a prudent operator or to perform any of its obligations under this Agreement or any Specified Agreement (in each case referred to in this paragraph 4.2(b), regardless of any stay, injunction or similar proceeding which may delay or prevent the taking of such action), (iii) Counterpart has not granted or permitted or suffered to exist any Lien in or on any Other Collateral, and (iv) Counterpart owns good title to the Other Collateral,

    (c) with respect to Margin other than the Other Collateral, (i) AIG's interest in such Margin is and will be a first priority, perfected Lien on all such Margin, (ii) no event has occurred as a result of which any Person could cause Counterpart's interest in such Margin to terminate or be forfeited or released (in each case referred to in this paragraph 4.2(c), regardless of any stay, injunction or similar proceeding which may delay or prevent the taking of such action), and (iii) except for the Lien granted to AIG under this Agreement and except for the Lien, if any, of the Trustee in Counterpart's interest, if any, in such Margin, Counterpart has not granted or permitted or suffered to exist any Lien in or on any such Margin,

    (d) with respect to each of the Indenture, the Indenture Related Agreements and any Credit Agreement in effect on the date of this Master Agreement, the copy thereof provided to AIG is true and correct and reflects any amendments or supplements thereto on or before the date of this Master Agreement,

    (e) the Subordination Agreement and the Specified Agreements are sufficient to and will at all times cause the interest of the Trustee held for the benefit of the holders of the Notes in the Other Collateral to be subordinate to AIG's Lien under this Agreement and the Specified Agreements on (i) the Other Collateral and (ii) Counterpart's interest, if any, in any other Margin, and

    (f) each Reserve Report, each production report and each certificate delivered to AIG under or with respect to this Agreement or any Specified Agreement is true, accurate and complete in all respects as of the date delivered (or, if different, as of the relevant date as of which a statement is made or information provided in such Reserve Report or certificate).

    5.   Covenants
         ---------

    5.1 Reference is made to the covenants in Sections 4.13 and 4.22 of the Indenture. AIG shall have the benefit thereof to the same extent as if such covenants had been given and entered into directly with AIG and set forth in this Agreement (except that, for purposes of incorporating Section 4.22 and (to the extent used therein) the definition of Third Party Consent Agreement into this Master Agreement, references to Collateral, the Trustee and the Security Documents are deemed to refer to Margin, AIG and the Specified Agreements, respectively).

    5.2 Counterpart covenants and agrees with AIG as follows, at all times until this Agreement has been terminated and Counterpart has indefeasibly satisfied in full all of its obligations to AIG under this Agreement and each Specified Agreement:

    (a) After the date of this Master Agreement, no amendment or supplement of the Indenture or any Indenture Related Agreement, and no Credit Agreement which is entered into or amendment or supplement thereto, will adversely affect AIG's ability to exercise its rights under this Agreement or any Specified Agreement, without AIG's prior written consent to such amendment or supplement or Credit Agreement, which consent will not be unreasonably withheld,

    (b) Counterpart will have a Reserve Report prepared semi-annually, once as of the end of Counterpart's fiscal year and once as of the end of its second fiscal quarter, and will provide each such Reserve Report to AIG as soon as it is available but in any event within ninety days after the date as of which it is prepared. Each Reserve Report will be prepared by Netherland & Sewell or another nationally recognized engineering firm reasonably acceptable to AIG. Together with each Reserve Report, Counterpart will provide to AIG (i) a Reserve Report Certificate, and (ii) title opinions sufficient to demonstrate the status of Counterpart's title to each completed well listed in such Reserve Report that (1) either was not listed in the previous Reserve Report or as to which a title opinion was otherwise not previously provided by Counterpart to AIG, (2) has an SEC PV 10 of at least $2 million, and (3) is included in the calculation of Property Value. Counterpart will deliver a copy of each title opinion which it receives with respect to any interest included in the Other Collateral, promptly after it is received by Counterpart and whether or not it is an Acceptable Title Opinion,

    (c) Counterpart will provide to AIG copies of (i) any certificates or notices provided to the Trustee under Sections 4.7(a)-(c) or 4.8 of the Indenture or received by Counterpart under Section 6.2 of the Indenture, at the same time as it gives, or as soon as practicable after it receives, each such certificate or notice, (ii) any other certificates or notices under the Indenture and the Indenture Related Agreements (each as currently in effect or as amended, supplemented or replaced after the date of this Master Agreement), if such certificate or notice relates to a Breach, a waiver or any matter which does or could reasonably be expected to affect AIG's rights in or to any Margin, at the same time as Counterpart gives, or as soon as practicable after Counterpart receives, each such certificate or notice, (iii) any amendment or supplement to the Indenture, any Indenture Related Agreement or any Credit Agreement, as soon as the same is executed, (iv) Counterpart's annual consolidated financial statements for its fiscal year certified by independent auditors and prepared in accordance with generally accepted accounting principles, consistently applied, within 105 days after the end of each such fiscal year, and (v) Counterpart's quarterly consolidated financial statements for each such fiscal quarter and for its fiscal year through such quarter, certified by its Chief Financial Officer and prepared in accordance with generally accepted accounting principles, consistently applied, within 60 days after the end of each such fiscal quarter (but, in the case of clauses (iv) and (v), without duplication of items provided to AIG under paragraph 5.2(c)(i)),

    (d) Counterpart will not enter into any Trading Transaction unless it is a Permitted Hedging Transaction,

    (e) Counterpart will not consummate any transfer, sale or other disposition of any kind of or grant any Lien or interest of any kind in or on any Other Collateral, or incur any other obligation or enter into any other transaction which could reduce the Collateral Value or the Property Value at that time, unless at least two business days in advance thereof (i)

Counterpart has provided AIG with (x) a Roll-Up Certificate (if either the Property Value of the Other Collateral subject to such transaction is at least $25 million or a Roll-Up Certificate has been prepared) or (y) an Update Certificate (if such Property Value is less than $25 million and a Roll-Up Certificate has not yet been prepared) which reflects such transaction, (ii) if any Margin would be due to AIG after giving effect to such transaction, Counterpart shall have provided such Margin to AIG before or concurrently with such transaction or (in the case of a transaction contemplated by Section 7) before or concurrently with AIG's execution of the relevant instruments releasing AIG's Lien, and (iii) Counterpart's outstanding Trading Transactions, after giving effect to such transaction, would still be Permitted Hedging Transactions, provided that (A) AIG is not required to release its Lien on any Margin except with respect to the Other Collateral as expressly provided in
Section 7, and (B) Counterpart shall not be deemed to have failed to comply with this paragraph 5.2(e) solely by reason of an action permitted by Section 4.6(iii) of the Specified Mortgage,

    (f) Counterpart will provide AIG with a Compliance Certificate (i) within twenty days after the end of each calendar month, (ii) within five business days after AIG's request (in which case, if AIG limits its request to certain items, such Certificate may be limited to such items), and (iii) as soon as it becomes aware of (x) any Breach of its representation and warranty in paragraph 4.2(b), or (y) one or more transactions or events referred to in the form of Compliance Certificate which, singly or in the aggregate, would reduce Property Value by at least $15 million. Counterpart is deemed to be "aware" of any transaction or event which is known, or which with reasonable diligence should have been known, to one or more Senior Officers,

    (g) Counterpart will maintain its principal place of business and chief executive office in Harris County, Texas, unless notice is given to AIG, together with such documents and instruments as AIG shall reasonably request, at least five business days in advance of such change of location,

    (h) Counterpart will cause TTC to maintain in full force and effect an agreement under which TTC will continue to provide transportation for all natural gas produced from property included in the Other Collateral (whether or not owned by Counterpart) for the productive term of the Other Collateral on terms substantially the same as in effect on the date of this Master Agreement (but subject to the tariff rates for transportation then in effect),

    (i) Counterpart will provide to AIG each monthly production report filed or required to be filed with the Texas Railroad Commission ("TRC") or any successor agency having jurisdiction, on the production from the wells included in the Other Collateral, as soon as practicable after the same is prepared but not later than five Business Days after the date such report is filed with the TRC, and

    (j) Counterpart will not repay the Notes with the proceeds of any new indebtedness unless its obligations under such new indebtedness are subordinated, on terms at least comparable to those set forth in the Subordination Agreement, to its obligations to AIG under this Agreement.

    6.   Survival; Opinion
         -----------------

    6.1 Each representation and warranty set forth above (or incorporated by reference) in Section 4 and the provisions of Section 11 shall survive any payment under and termination of this Agreement and any Swap Transaction, provided that, for the sake of clarity, the parties agree that representations and warranties made as of a certain date need only be true and correct as of that date.

    6.2 Concurrently with the execution of this Master Agreement, Counterpart shall provide to AIG an opinion of Gardere & Wynne, L.L.P., counsel to Counterpart, and Lane & Mittendorf LLP, special New York counsel to Counterpart, collectively to the effect of paragraphs 4.1(a)-(b) and 4.1(d) (but in the case of paragraph 4.1(b), subject to applicable bankruptcy and insolvency laws of general application) and 4.2(a)-(c) and 4.2(e) and, without limiting the foregoing, to the effect that AIG's Lien on the Margin is fully enforceable subject only to applicable bankruptcy and insolvency laws of general application and, in the case of Other Collateral only, to the limit on the amount which AIG may receive from Other Collateral (but not from Margin other than the Other Collateral) as a result of the AIG Payments Cap (as defined in the Subordination Agreement).

    6.3 Within thirty days after the date of this Master Agreement, Counterpart will provide to AIG an opinion of Gardere & Wynne, L.L.P., counsel to Counterpart, which may be based, in pertinent part, on Acceptable Title Opinions covering the Mortgaged Properties (as such term is defined in the Specified Mortgage) in Webb, Zapata and Starr counties, to the effect that the Specified Mortgage and the Specified Security Agreement have been filed in the appropriate records necessary to perfect the Liens created by such Mortgage and Security Agreement and restating the opinions in paragraphs 8-10 of the Gardere & Wynne, L.L.P. opinion delivered under paragraph 6.2 through the date that the Specified Mortgage and the Specified Security Agreement were so filed. To the extent that any opinion expressed in the opinion delivered under this paragraph 6.3 is subject to any other Lien(s), each such other Lien and the Mortgaged Property to which it relates shall be listed in the opinion delivered under this paragraph 6.3 or in the Acceptable Title Opinion on which such opinion is based.

    7.   Certain Releases
         ----------------

    7.1 AIG will execute and deliver, within five business days after a request from Counterpart accompanied by all documents required under this Section 7 (or, if AIG in good faith requests additional documents or information, then within two business days after AIG receives such documents or information), any instruments reasonably necessary or appropriate to release AIG's Lien on specified Other Collateral, if the provisions of this Section 7 have been complied with. Counterpart will reimburse AIG for its expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred in connection with any such request, within five business days after receipt of AIG's invoice.

    7.2 AIG shall not be required to agree to any such release or to execute any related instruments unless:

    (a) Counterpart's request is accompanied by (i) specific instruments which are reasonably necessary or appropriate, in AIG's judgment, to effect the requested release and which do not in any way affect or limit AIG's rights with respect to any other Margin, and, if applicable, (ii) a copy of Counterpart's related Subordination Request or Release Request to the Trustee together with a copy of the instruments of subordination or release executed by the Trustee and (if applicable) other Persons, provided that, for purposes of this paragraph 7.2(a)(ii), if at the time such documents are provided to AIG executed copies are not available, Counterpart may (x) provide unexecuted copies or then current drafts to AIG, in which case (y) Counterpart shall advise AIG of all material changes to such drafts and provide copies of the final documents to AIG when available,

    (b) either (i) no Event of Default or Potential Event of Default and no Breach of any Specified Agreement, the Indenture or any Indenture Related Agreement has occurred or would occur as a result of or after giving effect to the requested release, or (ii) in respect of such an occurrence relating to the Indenture or any Indenture Related Agreement, such Breach has been cured or waived in writing by all parties to the relevant agreement required to grant such waiver,

    (c) Counterpart shall have provided any Margin due and any certificate to be delivered to AIG in accordance with paragraph 5.2(e), and

    (d) Counterpart provides a certificate to AIG, executed by its Chief Executive Officer, President, Executive Vice President or Chief Financial Officer, confirming that the requested release complies in all respects with this Section 7 as of the time the instruments releasing AIG's Lien are to be executed.

    7.3 AIG's execution of any release in accordance with this Section 7 or otherwise shall not relieve Counterpart of any of its obligations under this Agreement (including, without limitation, under paragraph 5.2(e) and Exhibit B). No such release will contain any provisions that would affect in any manner AIG's rights other than with respect to the specific Other Collateral covered by such release.

    7.4 If a Roll-Up Certificate has not been provided to AIG under paragraph 5.2(e)(i) prior to execution of any release under this Section 7 (other than under paragraph 7.5), it shall be provided to AIG as soon as Counterpart receives it and, in any event, no later than fourteen days after AIG executes the relevant release.

    7.5 If Counterpart requests a release of AIG's Lien on all Other Collateral, AIG will execute and deliver, within five business days after a request from Counterpart accompanied by all documentation required under this
Section 7 (or, if AIG in good faith requests additional documents or information, then within two business days after AIG receives such documents or information), any instruments reasonably necessary or appropriate to release AIG's Lien on such Other Collateral, if:

    (a) Counterpart shall (i) provide Variation Margin in such amount as is required under paragraph 3 of Exhibit B, and (ii) comply with the requirements of paragraphs 5.2(e)(ii)-(iii), 7.1, 7.2(a), 7.2(c)-(d) and 7.3 (except, in the case of paragraphs 7.2(c) and 7.3, to the extent they incorporate paragraph 5.2(e)(i)), and

    (b) Either (i) no Event of Default or Potential Event of Default, no Breach of any Specified Agreement and no Breach (other than an immaterial Breach) of the Indenture or any Indenture Related Agreement has occurred or would occur as a result of or after giving effect to the requested release, or (ii) in respect of such an occurrence relating to the Indenture or any Indenture Related Agreement, such Breach has been cured or waived in writing by all parties to the relevant agreement required to grant such waiver.

Effective as of and after the time all Other Collateral is released in accordance with this Section 7, Section 5 (other than paragraphs 5.2(c)(iv) and (v) and 5.2(d)) shall no longer apply to this Agreement.

    7.6 If AIG releases its Lien on specific properties included in the Other Collateral in accordance with this Section 7 (such properties, once such Lien is released, being referred to as "Released Other Collateral"), such Released Other

Collateral (as of and after the time of such release) is no longer Other Collateral.

    8.   Payments; Notices
         -----------------

    8.1 All payments under this Agreement shall be made in Funds to the bank account in a major U.S. financial center designated by the party to which payment is due. Each party shall promptly advise the other of the appropriate bank account whenever it is to receive payment, but each party may designate standing payment instructions from time to time. If any amount is not paid when due under this Agreement (including, without limitation, after an Event of Default), such amount shall bear interest until paid at the publicly announced prime rate of Citibank, N.A., as from time to time in effect, plus 2% per annum (but not to exceed the maximum rate permitted by applicable law) (the "Default Rate").

    8.2 If on any date payments (other than Margin) are due from AIG and Counterpart to each other under this Agreement, then (subject to Section 3) the amounts owing shall be offset against each other so that only the net amount owing on that day shall be paid by the party owing the larger amount to the other party.

    8.3 All notices, requests and other communications under this Agreement shall be delivered or given by registered mail, return receipt requested, or by telecopier and shall be deemed to have been given when received or on the date stated in the return mail receipt if sent to the respective party's address set forth below and in any case to the attention of the Person or department indicated:

      If to AIG:          AIG Trading Corporation
                          One Greenwich Plaza
                          Greenwich, Connecticut 06830
                          Attention--Energy Department
                          Telecopier No.--(203) 861-3827

      If to Counterpart:  TransTexas Gas Corporation
                          1300 East North Belt
                          Houston, Texas 77032-2949
                          Attention--Ed Donahue
                          Telecopier No.--(713) 986-8865

provided that (a) each party's designated address or telecopier number may be changed by notice to the other party which shall only be effective upon receipt, and (b) any notice received outside of normal business hours in the city where the recipient is located or on a day which is not a business day shall be deemed given at the next opening of business on a business day. Each party may rely on any communication relating to this

Agreement which it reasonably believes to have come from the other party.

    9.   Miscellaneous
         -------------

    9.1 This Agreement is for the benefit of the parties and their respective successors and permitted assigns. No other Person (including, without limitation, any customer of either party) shall have any rights under this Agreement. This Agreement may not be assigned by either party in whole or in part without the prior written consent of the other party. Time is of the essence in all aspects of each party's performance under this Agreement and each party irrevocably waives any defense of force majeure or act of state which it might have in connection with this Agreement.

    9.2 In the event of a conflict or inconsistency between a Confirmation and this Master Agreement, the Confirmation shall govern as to the specific terms of that Swap Transaction and otherwise this Master Agreement shall govern, unless the Confirmation expressly states that it intends to amend or supplement one or more provisions of this Master Agreement.

    9.3 This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, (b) may not be amended, modified or supplemented, except by a writing signed by both parties or by signed telecopies sent by each party to the other evidencing mutual agreement, and (c) supersedes all standard terms and conditions of trading of either party (except for the terms in the Exhibits), regardless of how denominated and whether or not the same are printed on one or more confirmations or purchase or sales orders relating thereto. No delay on the part of either party in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of either party, nor any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or any other right under this Agreement. No waiver or amendment of this Agreement shall be implied from any course of dealing between the parties, nor shall any waiver by a party of, or any failure by a party to assert, its rights under this Agreement on any specific occasion be considered a waiver in respect of any other occasion or series of occasions. Each party's rights and remedies under this Agreement are cumulative and are not exclusive of any rights and remedies provided for by law, in equity or otherwise.

    9.4 The headings in this Master Agreement are for convenience of reference only and shall not affect the construction or interpretation of any provision (or portion of a provision) of this Master Agreement. In the event that any provision (or portion of a provision) of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement (and of such provision) shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision (or portion thereof), unless the deletion of such provision (or portion thereof) shall substantially impair the benefits of the remaining portions of this Agreement.

    9.5 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, U.S.A., WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS (EXCEPT THAT THE GRANT AND PERFECTION OF AIG'S RIGHTS IN AND FORECLOSURE ON THE OTHER COLLATERAL, TO THE EXTENT IT IS LOCATED OUTSIDE OF NEW YORK STATE, WILL BE GOVERNED BY THE LAW OF THE STATE PROVIDED FOR IN THE RELEVANT SPECIFIED AGREEMENT). THE PARTIES AGREE THAT THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT IN ANY WAY APPLY TO, OR GOVERN, THIS AGREEMENT. THE PARTIES AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK CITY, BOROUGH OF MANHATTAN, IN CONNECTION WITH ANY ACTION OR OTHER PROCEEDING RELATING TO THIS AGREEMENT, ANY SPECIFIED AGREEMENT OR ANY MATTER CONTEMPLATED BY OR RELATING TO ANY SUCH AGREEMENT (EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN A SPECIFIED AGREEMENT). EACH PARTY IRREVOCABLY WAIVES AND AGREES NOT TO MAKE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OF ANY SUCH COURT OR TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE BINDING UPON THE PARTIES AND MAY BE ENFORCED IN SUCH COURTS OR IN THE COURTS OF ANY COUNTRY OR STATE TO THE JURISDICTION OF WHICH THE PARTY AGAINST WHOM SUCH JUDGMENT IS RENDERED OR ANY OF ITS ASSETS IS SUBJECT. EACH PARTY AGREES THAT SERVICE OF PROCESS IN CONNECTION WITH SUCH ACTION OR PROCEEDING MAY BE SERVED ON IT IN ANY MANNER (OTHER THAN BY TELECOPIER) SET FORTH IN PARAGRAPH 8.3.

    9.6 This Agreement may be terminated upon three business days' notice from either party to the other party, but such termination shall not affect any Swap Transaction outstanding at the time such termination is effective, which shall remain subject to the terms and conditions of this Agreement and each Specified Agreement until all outstanding obligations under this Agreement and each Specified Agreement are indefeasibly performed or liquidated.

    9.7 Each party may record all telephone conversations between them and any tape recordings may be submitted in evidence to any court in any legal proceeding for the purpose of establishing any matter relating to this Agreement or any Specified Agreement.

     9.8 Counterpart hereby irrevocably designates and appoints CT Corporation as its authorized agent to receive service of process on its behalf in connection with any legal matters or proceedings pertaining to this Agreement or any Specified Agreement, and agrees that service of process to such agent in connection with such matters or proceedings may be served in any manner (other than by telecopier) set forth in paragraph 8.3 and such shall be deemed full and complete service on Counterpart. If any such agent resigns, Counterpart agrees to appoint a substitute agent (which accepts such appointment on the same terms as such initial agent) before such resignation is effective and failure to do so is an Event of Default by Counterpart if not cured within ten days after such resignation is effective.

    9.9 Each party agrees, upon a reasonable request from the other party, to do such acts and to execute, deliver and record such further documents and instruments as may be necessary (a) in the case of a request by AIG, to more fully vest in AIG rights in the Margin as contemplated by Exhibit B, and (b) in the case of a request by Counterpart, to more effectively release AIG's Lien on Released Other Collateral, provided that AIG shall not be required to take any action or execute, deliver or record any document or instrument which in any way affects AIG's rights under this Agreement (including, without limitation, in and to any Margin) other than with respect to such Released Other Collateral.

    10.    Credit Enhancement
           ------------------

    Credit enhancement shall be provided in accordance with the terms of Exhibit B.

    11.   Indemnification
          ---------------

    Counterpart agrees to indemnify and hold harmless each Indemnified Party from and against any actual or threatened claims, actions, proceedings, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred or arising out of or in connection with this Agreement (other than under Swap Transactions) or any Specified Agreement (including, without limitation, any claim by any person that any right or interest granted to AIG under this Agreement or any Specified Agreement is in conflict with the rights of such person), except to the extent that the same are found by a court of competent jurisdiction from which no appeal can be or is taken to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party. Notwithstanding the above provisions of this Section 11, such indemnity does not cover any claims, actions, proceedings, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred or arising out of or in connection with any transaction which an Indemnified Party enters into to hedge a risk under a Swap Transaction. Each Indemnified Party (or AIG on its or their behalf) will notify Counterpart promptly of any claim asserted for which indemnity may be sought under this Section 11. Counterpart shall defend the claim and each Indemnified Party shall provide reasonable cooperation at Counterpart's expense in such defense. Each Indemnified Party shall have separate counsel and Counterpart shall pay the reasonable attorneys' fees and disbursements of such counsel; provided that Counterpart will not be required to pay such fees and expenses if it assumes such Indemnified Party's defense and if there is no conflict of interest between Counterpart and such Indemnified Party. Counterpart need not pay for any settlement made without its consent, which shall not be unreasonably withheld.

    If the above conforms to your understanding of our agreement, please so indicate by signing where indicated below. Upon signature by both parties, this shall become a binding agreement between us.

                             Very truly yours,

                             AIG TRADING CORPORATION


                             By:_____________________________
                                William Rippe
                                Managing Director

ACCEPTED AND AGREED:

TRANSTEXAS GAS CORPORATION


By:__________________________
   Ed Donahue
   Vice President & Chief
    Financial Officer

                            Exhibit A - Definitions
                            -----------------------

    Unless expressly provided otherwise, "Indenture" and "Indenture Related Agreement" refers to each such agreement as in effect on the date of this Master Agreement. The terms "Affiliate", "Debt", "Notes", "Permitted Lien", "Person", "Release Request"' "Reserve Report", "SEC PV 10", "Security Documents", "Subordination Request", "Subsidiary" and "Trustee" when used in this Master Agreement have the respective meanings ascribed to them in the Indenture.

    "Acceptable Title Opinion" means a title opinion (a) prepared by counsel reasonably acceptable to AIG (it being agreed by AIG that, unless it notifies Counterpart to the contrary, counsel engaged by Counterpart prior to the date of this Master Agreement are acceptable to AIG), (b) confirming Counterpart's title to the Other Collateral covered thereby (including, without limitation, the wells listed in the Reserve Report as located thereon) subject only to such Liens and other interests of any kind as are stated in such opinion, (c) setting forth (A) Counterpart's working interest and net revenue interest and share of the expenses of developing and operating wells located on the Other Collateral covered thereby through the plugging, abandonment and salvage of such wells and
(B) all applicable landowners' royalties, overriding royalties, production payments or other non-operating interests or other burdens on production, (d) which is either addressed to AIG or states that AIG may rely thereon, and (e) which is otherwise in form and substance substantially equivalent to title opinions delivered to Counterpart in the ordinary course of business and consistent with past practices, as evidenced by the title opinions delivered by Counterpart to AIG prior to the execution of this Master Agreement.

    "Average Floating Price" for a Pricing Period means the arithmetic mean of all Floating Prices occurring during that Pricing Period.

    "Base Quantity" means the quantity of the designated Commodity as to which pricing is to occur during each Pricing Period.

    "Breach" means any (a) failure to pay an amount or perform an obligation when due, or (b) other event defined as a breach, default, or similar event or occurrence; which in each case would be, or which with notice, lapse of time or both, would be, an event or occurrence that would give rise to the right or ability to exercise remedies.

    "Breakage Costs" means all costs and losses which the Performing Party may incur as a result of its terminating and liquidating a Swap Transaction under
Section 3, including, without limitation, costs and losses incurred in maintaining, terminating and/or re-establishing any hedge or related trading positions, except for amounts covered by the Settlement Payment for such Swap Transaction.

    A "business day" means any day on which banks in New York City are open for business and, in relation to the calculation of a Floating Price based on the price on a particular exchange or market, on which such exchange or market is open for business.

    "Cap Price" for a Swap Transaction means the cap price per unit of the relevant Commodity set by the parties.

    "Cap Price Amount" means, with respect to each Pricing Period, an amount equal to the Cap Price multiplied by the Base Quantity.

    "Close of business" means the close of banking business in New York City.

    "Compliance Certificate" means any Certificate provided under paragraph 5.2(f) in substantially the form appended as Exhibit C.

    "Collateral Value" means the Designated Percentage multiplied by the lowest of (a) the Property Value, (b) $808 million, (c) 166% of the Property Value of the Other Collateral which is proved developed producing, and (d) 200% of the Property Value of the Other Collateral with respect to which AIG has received Acceptable Title Opinions from outside counsel; provided that for purposes of clauses (c) and (d) of this definition only, the Property Value of the Other Collateral shall not be reduced by reason of clauses (i) through (k) of the definition of Property Value. Collateral Value refers to such amount with respect to all Other Collateral, unless indicated otherwise. When determining Collateral Value with respect to part of the Other Collateral at a time when the Collateral Value is less than the Property Value, the Collateral Value of such Other Collateral is equal to its Property Value multiplied by a fraction, the numerator of which is the Collateral Value of all Other Collateral and the denominator of which is the Property Value of all Other Collateral multiplied by the Designated Percentage. When determining Collateral Value for purposes of paragraph 5.2(e), such determination shall also take into account the relevant transaction and any other transactions or events which are (or are reasonably expected) to occur before the relevant transaction or before the relevant instruments are executed. The Collateral Value is zero once AIG has delivered instruments of release requested by Counterpart under paragraph 7.5.

    "Credit Agreement" means any agreement under which Counterpart or its Subsidiary either (a) may incur a Debt in a principal amount of at least $5 million which is secured by collateral of the type referred to in clause (j) of the definition of Permitted Liens, or (b) may grant any Lien or other right or interest of any kind which reasonably could be expected to affect AIG's Lien on any Margin.

    "Designated Percentage" at any time means 1 minus the Default Rate (expressed as a decimal) compounded daily for four years. (See paragraph 8.1 for the definition of Default Rate.)

    "Fallback Price" for a Swap Transaction means the price per unit of the relevant Commodity as announced, published or determined, for each business day, by a source designated by the parties (such as a commodity exchange, an over-the-counter market, trade publication or quotations from a specified dealer or dealers), to be used in place of the Floating Price when so provided in this Master Agreement.

    "Fixed Price" for a Swap Transaction means the fixed price per unit of the relevant Commodity set by the parties.

    "Fixed Price Amount" means, with respect to each Pricing Period, an amount equal to the Fixed Price multiplied by the Base Quantity.

    "Floating Price" for a Swap Transaction means the price per unit of the relevant Commodity as announced, published or determined, for each business day, by a source designated by the parties (such as a commodity exchange, an over-the-counter market, trade publication or quotations from a specified dealer or dealers), or if such price is not available on any day on which, in the ordinary course of business, it would be available, or if such price, in AIG's commercially reasonable judgment, is subject to a "limit" move or otherwise does not reflect free-market prices, then for such day in lieu of such price the Floating Price shall be (a) the Fallback Price or (b) if no Fallback Price is specified or available, the price per unit of the relevant Commodity as determined by AIG in any commercially reasonable manner.

    "Floating Price Amount" means, with respect to each Pricing Period, an amount equal to the Average Floating Price multiplied by the Base Quantity.

    "Floor Price" for a Swap Transaction means the floor price per unit of the relevant Commodity set by the parties.

    "Floor Price Amount" for a Swap Transaction means, with respect to each Pricing Period, an amount equal to the Floor Price multiplied by the Base Quantity.

    "Funds" mean U.S. dollars paid by wire transfer of immediately available funds to the bank account in New York City designated by the party receiving payment.

    "Indemnified Party" means each of AIG and its Affiliates and its and their respective directors, officers, shareholders, employees and agents.

    "Indenture" means that certain Indenture, dated as of June 15, 1995, among Counterpart, TTC and the Trustee.

    "Indenture Related Agreement" means each of the Security Documents and any other agreement, to which the Counterpart or one of its Affiliates is a party, which is entered into in connection with the Indenture or any Security Document.

    "Lien" means any Lien (as such term is defined in the Indenture), any right of setoff and any other right, obligation, claim, liability or interest having similar effect.

    "Margin" has the meaning given such term in Exhibit B.

    "Net Payment" for a Pricing Period means an amount equal to the difference between (as applicable) (a) the Floating Price Amount and the Fixed Price Amount, (b) the Floating Price Amount and the Cap Price Amount or the Floor Price Amount, or (c) the two Floating Price Amounts.

    "Other Collateral" has the meaning given such term in Exhibit B.

    "Permitted Encumbrance" means (a) the security interest granted to the Trustee under the Indenture, (b) Permitted Liens in effect on the date of this Master Agreement, (c) any other Permitted Lien which is non-consensual if Counterpart uses all reasonable efforts to remove such Lien as soon as practicable (but this clause (c) shall not require Counterpart to pay any amount which is not yet due or which Counterpart is disputing in good faith), (d) any Lien on Released Other Collateral which is granted or comes into existence only at the time such property becomes, or after such property has become, Released Other Collateral, and (e) Liens under Texas Uniform Commercial Code Section 9-319 if all interest owners entitled to claim a Lien thereunder are and have been paid in full when due.

    "Permitted Hedging Transactions" has the meaning ascribed to it in the Indenture except that, for purposes of physical sales of natural gas, the second proviso to that definition does not apply.

    "Potential Event of Default" means an event which with notice, lapse of time, or both, would constitute an Event of Default.

    "Previous Month's Sales Price" means, as of any date, the weighted average price (to be paid or received within twenty five days after the end of the previous calendar month) at which

Counterpart has sold natural gas delivered during the previous calendar month to be calculated by the twentieth day of the current calendar month, taking into account settlement payments paid or received (or to be paid or received within twenty five days) by Counterpart under Trading Transactions which hedged price movements with respect to natural gas so delivered during such previous calendar month, provided that if Counterpart does not provide to AIG, promptly after AIG's request, information reasonably satisfactory to AIG which substantiates any Previous Month's Sales Price, then such Price shall be as determined by AIG in any commercially reasonable manner.

    "Pricing Period" means a fixed period consisting of a number of days, weeks or months agreed to by the parties. The Pricing Periods of a Swap Transaction may be of the same length or varying lengths and do not have to run consecutively.

    "Property Value" at any time means the SEC PV 10 of all oil and gas reserves included in the Other Collateral based on the most recent Reserve Report (and with no value being attributed to other assets included in the Other Collateral) reduced by:

    (a) the principal amount of all obligations (including, without limitation, production payments to the extent not covered by clause (d) of this definition) secured by Liens or other interests of any kind in or on the Other Collateral which rank senior to or pari passu with AIG,
                        ---- -----

    (b) all interest, premium, fees and other charges on such obligations which accrue or are due within the next twelve months,

    (c) any reduction in the Previous Month's Sales Price from the price or prices reflected in the most recent Reserve Report, except that (i) this clause
(c) shall not apply unless such Previous Month's Sales Price is at least ten percent below the price or prices reflected in such Reserve Report, and (ii) once Property Value with respect to a Reserve Report has been reduced under this clause (c), it can be increased (to no more than the price or prices reflected in the most recent Reserve Report) based on a Roll-Up Certificate concerning a subsequent Previous Month's Sales Price,

    (d) any value attributable to any interest in any property included in the most recent Reserve Report which interest has been sold, transferred or otherwise disposed of, or with respect to which interest AIG has released (or has been requested by Counterpart to release) its Lien in accordance with
Section 7,

    (e) the reduction in value of any Other Collateral resulting from a material change relating to such Other Collateral or any law, regulation or other restriction affecting any Other Collateral not reflected in the most recent Reserve Report, including, without limitation, conservation laws, prorationing laws or other laws purporting to limit the production of hydrocarbons to market demand, tax and environmental laws and regulations, gathering and transportation fees and tariffs, and active contests concerning title to such Other Collateral,

    (f) any value attributable to any property if AIG's ability to sell, transfer or otherwise dispose of such property if Counterpart were a Defaulting Party is limited in any manner by an agreement with or restriction in favor of a third party (but, if the reduction in value on sale, transfer or other disposition or realization resulting from such agreement or restriction can be reasonably estimated, limited to such reduction in value),

    (g) any value attributable to any property (i) if the status of AIG's Lien, or if the title reports or opinions or other relevant material agreements, relating to such property are not reasonably satisfactory to AIG, or (ii) to the extent that Counterpart's ownership interest in such property is less than the interest attributed to Counterpart in its most recent Reserve Report (but without duplication for amounts by which Property Value is then being reduced in accordance with clauses (a), (d) or (f) of this definition),

    (h) an amount which reflects, with respect to any property covered by such Reserve Report, (i) the depletion of reserves, (ii) the cessation of production,
(iii) any catastrophic loss, or (iv) any material change in the rate of production from the rate assumed in such Reserve Report,

    (i) the amount, if any, by which 60% of the SEC PV 10 of all oil and gas reserves included in the Other Collateral exceeds the SEC PV 10 of those oil and gas reserves included in the Other Collateral which are proved developed producing reserves,

    (j) the amount, if any, by which 50% of the SEC PV 10 of all oil and gas reserves included in the Other Collateral exceeds the SEC PV 10 of those oil and gas reserves included in the Other Collateral with respect to which AIG has received Acceptable Title Opinions from outside counsel,

    (k) without duplication for amounts deducted under clause (j), the amount, if any, by which 75% of the SEC PV 10 of all oil and gas reserves included in the Other Collateral exceeds the SEC PV 10 of those oil and gas reserves included in the Other Collateral with respect to which AIG has received Acceptable Title Opinions, and

    (l) without duplication for amounts deducted under clauses (a)-(k), any amount by which Property Value is reduced by events contemplated by the last sentence of paragraph 3.1, in each case as determined by AIG in good faith and in a commercially reasonable manner. In making this determination, AIG will take into account any Reserve Report Certificate, Roll-Up Certificate, Compliance Certificate and Update Certificate which AIG has received which relate to the most recent Reserve Report. When determining Property Value for purposes of paragraph 5.2(e), such reductions shall also take into account the relevant transaction and any other transactions or events which are (or are reasonably expected) to occur before the relevant transaction or before the relevant instruments are executed. Property Value is reduced by all events and occurrences specified in this definition, notwithstanding the fact that some may, singly or with other events or occurrences, be Permitted Encumbrances. Property Value refers to such amount with respect to all Other Collateral, unless indicated otherwise. When determining Property Value with respect to part of the Other Collateral, clauses
(a)-(l) shall apply only to the extent they relate to the relevant part of the Other Collateral.

    "Reserve Report Certificate" means a Certificate provided under paragraph 5.2(b) in substantially the form of Exhibit D.

    "Roll-Up Certificate" means a report prepared by independent petroleum engineers with respect to oil and gas reserves which updates information set forth in the most recent Reserve Report with respect to price, depletion, cessation of production and other material events but without adding new reserves, provided that if such independent petroleum engineers did not prepare such Reserve Report they must be reasonably acceptable to AIG. Each such Certificate shall be in accordance with SEC guidelines, if any, in relation to the aspect of such Reserve Report covered by such Certificate.

    "Senior Officer" means, with respect to Counterpart, Chief Executive Officer, President and Chief Financial Officer.

    "Settlement Payment" means, with respect to an outstanding Swap Transaction, an amount representing the outstanding Swap Transaction's net present value (in U.S. dollars) to the party entitled to receive compensation for the early termination thereof, determined as of the date such Transaction is liquidated by the Performing Party in any commercially reasonable manner.

    "Specified Agreement" means each of (a) that certain Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement, dated of even date with this Master Agreement, between Counterpart and Michael
A. Goldstein, as Trustee for the benefit of AIG (the "Specified Mortgage"), (b) that certain Security Agreement, Pledge and Financing Statement, dated of even date with this Master Agreement, between Counterpart and AIG (the "Specified Security Agreement"), and (c) any other agreement which is entered into in connection with either such agreement and to which Counterpart or one of its Affiliates is a party, in each case as amended or supplemented from time to time.

    "Specified Mortgage" has the meaning ascribed to it in the definition of Specified Agreement.

    "Specified Security Agreement" has the meaning ascribed to it in the definition of Specified Agreement.

    "Subordination Agreement" means that certain Subordination Agreement, dated of even date with this Master Agreement, between Counterpart, TTC, the Trustee and AIG, as amended or supplemented from time to time.

    "Swap Transaction" means a transaction in which the parties agree, for each Pricing Period, to make Net Payments in accordance with Section 2. A Swap Transaction shall be deemed to be outstanding until all its Pricing Periods have been completed and all Net Payments thereunder have been made or until completion of its liquidation under Section 3.

    "Trading Transaction" means any Swap Transaction and any other futures, forward, swap or option contract entered into with any Person (including, without limitation, both physical and financially settled transactions) and any master agreement therefor.

    "TTC" means TransTexas Transmission Corporation.

    "Update Certificate" means a certificate provided under paragraph 5.2(e) in substantially the form appended as Exhibit E.


ACCEPTED AND AGREED:

TRANSTEXAS GAS CORPORATION             AIG TRADING CORPORATION

By:______________________              By:________________________
   Ed Donahue                                 William Rippe
   Vice President & Chief                     Managing Director
    Financial Officer

                   Annex to Exhibit A - Form of Confirmation
                   -----------------------------------------


Date: ________
To: [Counterpart]
    Attn: ________

This is confirmation of the following Swap Transaction done with you on ________, 199__.

Commodity:

Base Quantity:

[Pricing Term:]

Pricing Periods:

Fixed Price:

Floating Price:              $_____ per _______ [, except that   the Floating
                             Price cannot exceed $_____ per _______].

[Floor Price]

[Cap Price]

[Fallback Price:]

Fixed Price Payor:

Floating Price Payor:

[Transaction Fee:
    Amount:     $_______________
    Payable to: ________________]

Other Terms (if any):

This Swap Transaction is subject to the terms and conditions set forth in our letter agreement, dated June 6, 1996, relating to Swap Transactions between us.

Please advise if your records indicate any discrepancies.


AIG TRADING CORPORATION

By:________________________
   Name: __________________
   Position: ______________

                                 ACCEPTED AND AGREED:

                                 TRANSTEXAS GAS CORPORATION

                                 By:______________________
                                     Name:_________________
                                     Position:_____________

                         Exhibit B - Marking-to-Market
                         -----------------------------


    Counterpart's obligations under outstanding Swap Transactions shall be margined and marked-to-market as provided below:

    1. Concurrently with the execution of this Master Agreement, Counterpart shall provide the following original margin ("Original Margin") to AIG:

    1.1  Funds in the amount of U.S. $1 million, and

    1.2 Certain natural gas properties and other assets (the "Other Collateral"), as provided and described in the Specified Agreements.

Original Margin held by AIG shall be returned to Counterpart if this Agreement shall have been terminated and all obligations of Counterpart to AIG under this Agreement and each Specified Agreement have been indefeasibly satisfied in full. Otherwise, AIG shall not be required to release Original Margin except as required in respect of Other Collateral under Section 7.

    2. As of the close of business on each business day, AIG shall calculate the Exposure for each Swap Transaction then outstanding and the total of the Exposures of each party. AIG's "Net Exposure" means an amount equal to the sum of:

    (a) with respect to Capped Swap Transactions, the Potential Exposure in respect of all outstanding Capped Swap Transactions at that time, plus

    (b) with respect to Uncapped Swap Transactions, the sum of --

    (i) the Potential Exposure in respect of all outstanding Uncapped Swap Transactions at that time, plus

    (ii) the amount, if any, by which at that time (x) the sum of AIG's Exposures exceeds (y) the sum of Counterpart's Exposures plus the Potential Exposure in respect of such Uncapped Swap Transactions.

    3. If, at the close of business on any business day, AIG's Net Exposure exceeds the Margin Value of the Original Margin, then (in addition to any Original Margin required under paragraph 1 of this Exhibit B) variation margin ("Variation Margin") shall be provided by Counterpart and returned by AIG so that AIG holds Variation Margin with a Margin Value equal to such excess. If, at the close of business on any business day, AIG's Net Exposure is less than the Margin Value of the Original Margin, all Variation Margin then held by AIG shall be returned by AIG. All payments or returns of Variation Margin shall be rounded to the nearest integral multiple of $500,000 (and rounded up if exactly between two integral multiples of $500,000). All Variation Margin shall be delivered in the form of (i) Funds, or (ii) a letter of credit (each an "L/C") meeting the requirements specified below.

    4. All Variation Margin shall be provided (or returned) by the close of business on the next business day following the day as of which the calculation determining that such Variation Margin is due or is to be returned occurs (or earlier if so required by paragraph 5.2(e)). Each L/C delivered under this Exhibit B shall (a) be an irrevocable standby letter of credit in AIG's favor substantially in the form attached as the Annex to this Exhibit B, (b) be issued or confirmed by a bank which is and continues to be acceptable to AIG, (c) have such terms and conditions as AIG shall reasonably specify, and (d) be fully enforceable and not the subject of any action restraining or attempting to restrain payment thereunder. For purposes of paragraph 4(b) of this Exhibit B, each of Bank of New York and Fleet Bank are acceptable on the date of this Master Agreement and will continue to be acceptable unless its long-term deposits are not rated at least "A" by Standard & Poor's Corporation or at least "A2" by Moody's Investors Service, Inc., provided that AIG shall not be required to accept L/C's issued by either such bank (and the Margin Value of any such L/C shall be zero) to the extent the aggregate available amount of all L/C's issued or confirmed by that bank and provided to AIG under this Exhibit B exceeds U.S. $25 million. All costs relating to each L/C delivered under this Exhibit B shall be for the account of Counterpart.

    5. AIG shall not be required to provide Original Margin or Variation Margin (collectively, "Margin"), but only to return Margin when and if so provided in this Master Agreement. In addition, AIG shall not be required to return any Margin if (a) an Event of Default, a Potential Event of Default or a Breach of this Agreement has occurred and Counterpart is the Defaulting Party or the party in respect of which such Potential Event of Default or Breach has occurred, (b) a Breach of any Specified Agreement has occurred and Counterpart is the party in respect of which such Breach has occurred, or (c) a Breach of the Indenture or any Indenture Related Agreement has occurred, unless (in respect of a Breach referred to in this paragraph 5(c)) such Breach has been cured or has been waived in writing by all parties to the relevant agreement required to grant such waiver. Paragraphs 5(b)-(c) of this Exhibit B will no longer apply as of and after the time all Other Collateral is released in accordance with paragraph 7.5.

    6. Without limiting the provisions of the Specified Agreements, Counterpart grants to AIG a security interest in all Margin from time to time provided to AIG in order to secure all present and future obligations of Counterpart to AIG under this Agreement and the Specified Agreements outstanding from time to time. Margin in the form of Funds shall bear interest calculated on a daily basis at overnight LIBOR as from time to time in effect (as reported on Telerate), with the net amount of interest accrued monthly being payable on the third business day of the following month. AIG shall have the free and unrestricted right to use and dispose of all Margin in the form of Funds which it holds, subject only to its obligations to return such Margin if and when so required under this Master Agreement. Nothing in this Agreement limits AIG's rights with respect to any Margin under the terms of any L/C or any Specified Agreement. AIG, at its election, may include the proceeds of any Other Collateral in any setoff under paragraphs 3.2(b) and/or 3.4.

    7.  For purposes of this Exhibit B:

    7.1  "Exposure" for each Swap Transaction means:

    (a) For a Swap Transaction as to which a Net Payment has been determined but not yet paid, the party due the Net Payment shall have an Exposure in that amount.

    (b) For other Swap Transactions, if it is a Capped Swap Transaction the Exposure is zero and if it is an Uncapped Swap Transaction --

    (i) if the Commodity and delivery location covered by the Swap Transaction is traded on the New York Mercantile Exchange, Inc. or the International Petroleum Exchange of London Limited (an "Exchange") and the last Pricing Period ends during or before the last delivery month for that Commodity on that Exchange, the difference between the then current Market Price and the Fixed Price Amount, with the Floating Price Payor having an Exposure if the Fixed Price Amount exceeds such Market Price and with the Fixed Price Payor having an Exposure if the opposite is the case, and

    (ii) if the Swap Transaction is not covered by clause (b)(i), the Current Value of that Swap Transaction, with the party that has an unrealized profit having an Exposure in that amount. The party which would have to pay the Current Value to induce a third party to enter into a comparable Swap Transaction at that time is the party having an unrealized profit.

    (c)  To the extent (i) a Swap Transaction is covered in part by clause (a),
(b)(i) or (b)(ii), or (ii) a Pricing Period is covered in part by clause (a) and in part by clause (b), that Swap Transaction shall be treated as separate Swap Transactions for purposes of this calculation, to the extent covered by each such clause.

    7.2 The "Market Price" of a Swap Transaction equals the Floating Price Amount which would be due under that Swap Transaction if the Floating Price for each Pricing Period were calculated based on the most recent settlement price for that Commodity on the applicable Exchange for the month in which the Pricing Period occurs (or, if the Floating Price is determined based on the price for a forward date or period during the Pricing Period, for the month in which such forward date or period falls) (interpolated between months, if necessary); provided that if such price for the applicable month is locked at its daily limit as established by the Exchange or normal trading is not occurring on the Exchange, then the Market Price for that Commodity and month shall be calculated using prices determined in a manner comparable to that in which Current Value is determined under paragraph 7.3 of this Exhibit B.

    7.3 The "Current Value" of a Swap Transaction at any time means the amount which a party would pay to or receive from a third party in an arm's-length transaction, as consideration for entering into a new Swap Transaction at that time in which such party holds the same position as in the outstanding Swap Transaction, assuming that the Pricing Term of such Swap Transaction encompasses only uncompleted Pricing Periods and that such Swap Transaction is in all other respects identical to the outstanding Swap Transaction, as determined by AIG in any commercially reasonable manner.

    7.4 "Margin Value" at any time means the total value of Original Margin (other than Funds held under paragraph 1.1 of this Exhibit B) or Variation Margin, as applicable, then held by AIG, with each type of Margin being valued as follows:

    (a) for funds, the amount held by AIG,

    (b) for each L/C held by AIG, the total amount available to be drawn thereunder, provided that an L/C shall be valued at zero unless it expires more than thirty days after the date of valuation, and

    (c) for Other Collateral, an amount equal to ten percent of the Collateral Value.

    7.5  "Potential Exposure" at any time is equal to the sum of:

    (a) With respect to each Capped Swap Transaction, the aggregate maximum amount of Net Payments which Counterpart could have to make to AIG under such Capped Swap Transaction, and

    (b) With respect to each Uncapped Swap Transaction, the aggregate notional quantity of natural gas covered thereby (expressed in MMBtu's) multiplied by 75 cents.

    7.6 (a) "Capped Swap Transaction" means a Swap Transaction with respect to which Counterpart has purchased a call option (or an equivalent swaption) from AIG at the same time as it enters into such Swap Transaction, if such option (i) remains outstanding, (ii) provides for cash settlement and has the same notional quantity and payment dates as such Swap Transaction, and (iii) limits the maximum amount which Counterpart could be required to pay under such Swap Transaction.

    (b) "Uncapped Swap Transaction" means a Swap Transaction other than a Capped Swap Transaction.

ACCEPTED AND AGREED:

TRANSTEXAS GAS CORPORATION             AIG TRADING CORPORATION

By:______________________              By:________________________
   Ed Donahue                                 William Rippe
   Vice President & Chief                     Managing Director
    Financial Officer